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SIRIUS SATELLITE RADIO ANNOUNCES THIRD QUARTER 2004
FINANCIAL AND OPERATING RESULTS

•	Company Signed Howard Stern and Launched NFL

•	Subscribers Increased by 38%

•	Revenue Up 44% Over Second Quarter 2004

•	Ford to Factory Install SIRIUS

•	Strong Cash Position Maintained

•	Company on Track to Reach One Million Subscribers by Year End

NEW YORK—October 27, 2004—SIRIUS (NASDAQ: SIRI), the premium satellite radio provider known for delivering the very best in commercial-free music and premier sports programming to cars and homes across the country, today announced third quarter 2004 financial and operating results.

SIRIUS recently signed an agreement with Howard Stern, who will move to SIRIUS in January 2006. The company continued to experience significant gains in the retail market, fueled by initial sales of its next generation products, broader distribution, and growing consumer awareness of SIRIUS' premium programming, including the NFL.

SIRIUS ended the September 30, 2004 quarter with 662,289 subscribers. On October 18, 2004, the company passed the 700,000 subscriber mark, and remains on track to reach one million subscribers by the end of this year.

The third quarter subscriber figure reflects net additions of 181,948, a 41% increase from the previous quarter, and a 310% increase from the third quarter of 2003. SIRIUS had 207,181 gross subscriber additions in the third quarter of 2004, with average monthly churn of 1.5%, down from 1.6% in the second quarter of 2004.

During the third quarter, SIRIUS added 103,979 net subscribers from the retail channel, a 28% increase from the previous quarter. During the quarter, the company also added 75,659 net subscribers from its automotive, trucking and boating relationships, a 59% increase over the second quarter of 2004. SIRIUS' automotive partners, DaimlerChrysler, Ford and BMW, have all announced factory installation programs, with Ford recently announcing that it plans to include SIRIUS as a factory option in up to 20 models over the next two model years—2006 and 2007.

“Our progress during the third quarter was excellent, and these figures testify to this,” said Joseph P. Clayton, CEO of SIRIUS. “With the introduction of exciting next generation products, more traction from our automotive channel, and our programming initiatives, such as the NFL, Eminem, and Maxim, you can feel the momentum building for SIRIUS. We will continue to drive all of these forces forward as we move into the busy holiday season and final quarter of the year.”

“Howard Stern's move to SIRIUS promises to transform the satellite radio category,” Clayton said. “Investment in best-in-class content like Howard Stern and the NFL is expected to drive demand and ensure our commercial success and category leadership far into the future.”

SIRIUS products, including in-dash receivers for vehicles and boats, receivers for the home market, transportable “Plug-&-Play” receivers for cars, trucks, RVs, boats and homes, as well as portable boomboxes, are available at retailers nationwide.

Conference Call Information:

SIRIUS will hold a conference call today at 10am ET to discuss operating and financial results. The public, members of the investment community and the press will have live access to the conference call via the company's website, www.sirius.com, and on the SIRIUS service by tuning to SIRIUS Channel 131. A replay of the call will also be available on the company's website.

THIRD QUARTER 2004 VERSUS THIRD QUARTER 2003

For the third quarter of 2004, SIRIUS recognized total revenue of $19.1 million, compared to $4.3 million for the third quarter of 2003, a 349% year-over-year increase. The higher third quarter 2004 revenue reflects a net increase in the company's subscriber base of 512,677 subscribers, or 343%, from September 30, 2003 to September 30, 2004.

The company's adjusted loss from operations increased by $48.1 million to $(125.7) million in the third quarter of 2004 (refer to the reconciliation table of loss from operations to adjusted loss from operations). This increase was driven by $21.2 million of increased subscriber acquisition costs as SIRIUS' gross subscriber additions exceeded last year's third quarter gross subscriber additions by nearly 158,000 subscribers.

In addition, programming and content expense increased $11.4 million to $18.9 million for the third quarter of 2004. The increase in programming and content expense was primarily attributable to an increase in costs to create, produce and acquire content, specifically costs associated with sports related programming initiatives, such as the NFL.

Sales and marketing expense increased $16.9 million to $42.5 million for the third quarter of 2004, from $25.6 million for the third quarter of 2003. The increase in sales and marketing expense was primarily a result of efforts to market SIRIUS' NFL season coverage and to broaden the company's retail distribution, including the national rollout at RadioShack.

Additional increases in general and administrative costs, customer service and billing expenses, and research and development costs associated with the expansion of factory programs with SIRIUS' automotive partners, were offset by the $14.9 million increase in revenue for the third quarter of 2004.

SIRIUS reported a net loss applicable to common stockholders of $(169.4) million, or $(0.14) per share, for the third quarter of 2004, compared with a net loss applicable to common stockholders of $(106.7) million, or $(0.11) per share, for the third quarter of 2003.

Net uses of cash in the quarter increased by $12.4 million to $(116.4) million as compared to the prior year's third quarter. The $48.1 million increase in the company's adjusted loss from operations was offset in part by $21.7 million for changes in assets and liabilities primarily from increased prepayments by new subscribers and increases in accounts payable and accrued expenses in connection with the growth of SIRIUS' business. Cash used in investing activities declined in the third quarter of 2004 by $12.2 million. The increase in capital expenditures of $7.8 million primarily resulting from the implementation of a new subscriber management system, and the $5.1 million escrow deposit related to Ford's recent announcement of an expanded factory program to up to 20 model lines, were more than offset by a $24.8 million reduction in available-for-sale securities in the third quarter of 2003.

SIRIUS maintains a strong cash position, ending the third quarter with $523.2 million in cash, cash equivalents, and marketable securities. Earlier this month, SIRIUS received approximately $321.0 million in net proceeds from offerings of its common stock and convertible notes.

(Selected financial information follows).

SIRIUS defines adjusted loss from operations as loss from operations before depreciation expense and expense for equity granted to third parties and employees. SIRIUS believes adjusted loss from operations is useful to investors because it represents operating expenses of the company excluding the effects of non-cash items.

SIRIUS defines average monthly revenue per subscriber, or ARPU, as the total earned subscription revenue and activation revenue during the period, over the daily weighted average number of subscribers for the period.

SIRIUS defines subscriber acquisition costs, or SAC, as costs of incentives for the purchase, installation, and activation of SIRIUS radios, as well as subsidies paid to radio and chip set manufacturers, automakers and retailers and the negative margin on equipment sales.

Adjusted loss from operations, ARPU and SAC are not measures of financial performance under U.S. generally accepted accounting principles. As a result, these metrics may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. generally accepted accounting principles.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on the company's results of operations are: the company's dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios; the unproven market for SIRIUS service; SIRIUS' competitive position and any events which affect the useful life of the company's satellites.

Sirius Satellite Radio Inc.
Quarterly Data
(Unaudited)

	As of
	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003

Subscribers:
Beginning subscribers	480,341	351,663	261,061	149,612	105,186
Net additions	181,948	128,678	90,602	111,449	44,426

Ending subscribers	662,289	480,341	351,663	261,061	149,612
Retail	448,328	344,349	263,164	197,650	110,821
OEM and special markets	186,804	111,145	63,493	39,400	15,358
Hertz	27,157	24,847	25,006	24,011	23,433

	For the Three Months Ended
	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003

Gross subscriber additions—including Hertz subscribers	207,181	149,164	108,732	125,898	49,631
Deactivated subscribers	25,233	20,486	18,130	14,449	5,205
Average monthly churn(1)	1.5%	1.6%	2.0%	2.3%	1.4%
Subscriber acquisition costs per gross activation	$229	$234	$248	$222	$522
Monthly ARPU:
Average monthly revenue per subscriber	$10.92	$11.19	$11.68	$11.99	$12.09
Effects of Hertz subscribers	(0.18)	(0.29)	(0.62)	(1.19)	(1.78)

ARPU before effects of mail-in rebates	$10.74	$10.90	$11.06	$10.80	$10.31
Effects of mail-in rebates	(0.05)	(0.36)	(1.14)	(2.21)	0.89

Reported ARPU	$10.69	$10.54	$9.92	$8.59	$11.20
Average monthly revenue per Hertz subscriber	$7.19	$6.50	$5.17	$2.65	$2.12
(1) Average monthly churn is the number of deactivated subscribers divided by average quarterly subscribers.

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003

Revenue:
Subscriber revenue, including effects of mail-in rebates	$18,025	$4,197	$40,177	$7,780
Advertising revenue, net of agency fees	249	39	399	83
Equipment revenue	823	—	1,013	—
Other revenue	19	22	48	59

Total revenue	19,116	4,258	41,637	7,922

Operating expenses:
Cost of services (excludes depreciation expense shown separately below):
Satellite and transmission	7,620	7,986	24,215	23,541
Programming and content	18,877	7,498	37,972	21,711
Customer service and billing	5,329	2,236	13,718	20,758
Cost of equipment	1,146	—	1,615	—
Sales and marketing	42,500	25,602	103,248	85,762
Subscriber acquisition costs	47,066	25,888	108,758	47,025
General and administrative	11,808	7,156	31,009	28,714
Research and development	10,444	5,428	22,090	18,868
Depreciation expense	23,811	23,666	71,082	71,229
Equity granted to third parties and employees(1)	17,752	2,285	47,660	2,727

Total operating expenses	186,353	107,745	461,367	320,335

Loss from operations	(167,237)	(103,487)	(419,730)	(312,413)

Other (expense) income:
Debt restructuring	—	—	—	256,538
Interest and investment income	2,291	1,341	5,906	4,011
Interest expense	(5,267)	(4,543)	(34,235)	(26,573)
Other income	1,340	—	1,411	—

Total other (expense) income	(1,636)	(3,202)	(26,918)	233,976

Loss before income taxes	(168,873)	(106,689)	(446,648)	(78,437)
Income tax expense	(560)	—	(3,641)	—

Net loss	(169,433)	(106,689)	(450,289)	(78,437)
Preferred stock dividends	—	—	—	(8,574)
Preferred stock deemed dividends	—	—	—	(79,634)

Net loss applicable to common stockholders	$(169,433)	$(106,689)	$(450,289)	$(166,645)

Net loss per share applicable to common stockholders (basic and diluted)	$(0.14)	$(0.11)	$(0.37)	$(0.22)

Weighted average common shares outstanding (basic and diluted)	1,236,845	998,156	1,230,149	755,009

(1) Allocation of equity granted to third parties and employees to other operating expenses:
Satellite and transmission	$202	$166	$797	$275
Programming and content	5,520	265	8,397	402
Customer service and billing	53	32	185	42
Sales and marketing	8,942	723	28,391	660
Subscriber acquisition costs	334	—	334	—
General and administrative	2,159	957	7,415	1,127
Research and development	542	142	2,141	221

Total equity granted to third parties and employees	$17,752	$2,285	$47,660	$2,727

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands, except
per share data)
(Unaudited)

	For the Three Months Ended
	September 30, 2004	June 30, 2004

Revenue:
Subscriber revenue, including effects of mail-in rebates	$18,025	$12,950
Advertising revenue, net of agency fees	249	130
Equipment revenue	823	140
Other revenue	19	10

Total revenue	19,116	13,230

Operating expenses:
Cost of services (excludes depreciation expense shown separately below):
Satellite and transmission	7,620	8,183
Programming and content	18,877	10,405
Customer service and billing	5,329	4,529
Cost of equipment	1,146	405
Sales and marketing	42,500	35,067
Subscriber acquisition costs	47,066	34,711
General and administrative	11,808	11,332
Research and development	10,444	5,917
Depreciation expense	23,811	23,583
Equity granted to third parties and employees(1)	17,752	12,083

Total operating expenses	186,353	146,215

Loss from operations	(167,237)	(132,985)

Other (expense) income:
Interest and investment income	2,291	1,946
Interest expense	(5,267)	(5,269)
Other income	1,340	71

Total other (expense) income	(1,636)	(3,252)

Loss before income taxes	(168,873)	(136,237)
Income tax expense	(560)	(560)

Net loss	$(169,433)	$(136,797)

Net loss per share (basic and diluted)	$(0.14)	$(0.11)

Weighted average common shares outstanding (basic and diluted)	1,236,845	1,235,920

(1) Allocation of equity granted to third parties and employees to other operating expenses:
Satellite and transmission	$202	$171
Programming and content	5,520	1,046
Customer service and billing	53	46
Sales and marketing	8,942	7,344
Subscriber acquisition costs	334	—
General and administrative	2,159	2,907
Research and development	542	569

Total equity granted to third parties and employees	$17,752	$12,083

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands)
(Unaudited)

Selected Balance Sheet Data as of:

	September 30, 2004	December 31, 2003

Cash, cash equivalents and marketable securities	$523,207	$549,883
Restricted investments	97,219	8,747
Working capital	401,689	497,661
Total assets	1,690,563	1,617,317
Long-term debt	426,155	194,803
Total liabilities	615,520	292,123
Accumulated deficit	(1,603,983)	(1,153,694)
Stockholders' equity	1,075,043	1,325,194

The following table reconciles GAAP loss from operations to adjusted loss from operations:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2004	2003	2004	2003

GAAP loss from operations, as reported	$(167,237)	$(103,487)	$(419,730)	$(312,413)
Depreciation expense	23,811	23,666	71,082	71,229
Expense for equity granted to third parties and employees	17,752	2,285	47,660	2,727

Adjusted loss from operations	$(125,674)	$(77,536)	$(300,988)	$(238,457)

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003

Cash flows from operating activities:
Net loss	$(169,433)	$(106,689)	$(450,289)	$(78,437)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	23,811	23,666	71,082	71,229
Non-cash interest expense	573	547	21,168	2,735
Loss on disposal of assets	—	—	19	14,465
Non-cash gain associated with debt restructuring	—	—	—	(261,275)
Costs associated with debt restructuring	—	—	—	4,737
Expense for equity granted to third parties and employees	17,752	2,285	47,660	2,727
Other	—	(2)	—	(2)
Changes in operating assets and liabilities:
Marketable securities	—	—	(92)	(1,185)
Prepaid expenses and other current assets	(7,840)	(6,531)	(7,869)	(328)
Other long-term assets	8	(12)	(3,406)	1
Accrued interest	972	3,914	3,848	16,921
Accounts payable and accrued expenses	18,898	4,014	48,371	9,132
Deferred revenue	15,338	2,840	33,306	5,349
Other long-term liabilities	(425)	987	682	3,194

Net cash used in operating activities	(100,346)	(74,981)	(235,520)	(210,737)

Cash flows from investing activities:
Additions to property and equipment	(11,976)	(4,200)	(22,316)	(14,379)
Sale of property and equipment	209	—	237	—
Purchases of restricted investments	(5,104)	—	(90,104)	—
Purchases of available-for-sale securities	—	(24,826)	—	(24,826)
Maturities of available-for-sale securities	—	—	25,000	150,000

Net cash (used in) provided by investing activities	(16,871)	(29,026)	(87,183)	110,795

Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	—	—	342,659
Proceeds from issuance of long-term debt, net	—	—	293,600	194,224
Proceeds from exercise of stock options	857	—	6,004	—
Proceeds from exercise of warrants	—	—	19,850	—
Costs associated with debt restructuring	—	—	—	(4,737)
Other	(32)	(20)	(99)	(71)

Net cash provided by (used in) financing activities	825	(20)	319,355	532,075

Net (decrease) increase in cash and cash equivalents	(116,392)	(104,027)	(3,348)	432,133
Cash and cash equivalents at the beginning of period	634,023	554,535	520,979	18,375

Cash and cash equivalents at the end of period	$517,631	$450,508	$517,631	$450,508

About SIRIUS

SIRIUS, now available to over 10 million DISH Network satellite TV and SIRIUS Satellite Radio subscribers, provides listeners with over 120 channels of the best commercial-free music, sports, information and entertainment, with digital quality sound coast-to-coast, broadcast daily from New York City, Los Angeles, Nashville, New Orleans, Houston and Daytona. SIRIUS offers 65 channels of 100% commercial-free music, and features over 55 channels of world-class sports, news, talk entertainment, traffic and weather for a monthly subscription fee of only $12.95, with greater savings for upfront payments of multiple months or a year or more. SIRIUS also broadcasts live play-by-play games of the NHL and the NFL, and is the Official Satellite Radio partner of the NFL.

SIRIUS Satellite Radio products for the car, truck, home, RV and boat are manufactured by Alpine, Audiovox, Blaupunkt, Clarion, Eclipse, Jensen, JVC, Kenwood, Panasonic and U.S. Electronics, and can be purchased at major retailers including Advance Auto Parts, Audio Express, Best Buy, Car Toys, Circuit City, Crutchfield, Good Guys, Sears, Tweeter, Ultimate Electronics and Wal-Mart, along with RadioShack and DISH Network outlets.

SIRIUS' exclusive automotive partners DaimlerChrysler, Ford and BMW represent over 40% of new cars and light trucks sold annually in the United States. Automotive brands currently offering SIRIUS radios in select new car models include BMW, MINI, Chrysler, Dodge, Jeep(R), Nissan, Infiniti, Mazda, Audi, Ford, Lincoln-Mercury, Mercedes-Benz, Porsche and Volkswagen. Automotive brands that have announced plans to offer SIRIUS radios in select models include Jaguar, Volvo, Land Rover and Aston Martin. In 2004, SIRIUS radios are expected to be available in over 80 different car models, with more than 50 of them factory programs. Also, Hertz currently offers SIRIUS in 29 vehicle models at 53 major locations around the country. In addition, the Penske companies—Penske Auto Group and United Auto Group—are offering SIRIUS radios as a factory installed option, where available, in their cars and trucks through their dealerships.

Genmar Holdings, the world's largest manufacturer of recreational boats, Formula Boats and Winnebago, the leading supplier of recreational vehicles and motor homes, also offer SIRIUS.

Click on www.sirius.com to listen to SIRIUS live, or to find a SIRIUS retailer or car dealer in your area.

Media Contacts:

Jim Collins
SIRIUS Corporate Communications
212.901.6422
jcollins@siriusradio.com

Michelle McKinnon
SIRIUS Investor Relations
212.584.5285
mmckinnon@siriusradio.com

Jaymie VanValkenburgh
SIRIUS Investor Relations
212.584.5158
jvanvalkenburgh@siriusradio.com